UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 17, 2016
PEABODY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (314) 342-3400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) As previously disclosed, on April 13, 2016 (the “Petition Date”), Peabody Energy Corporation, a Delaware corporation (“Peabody Energy” or the “Company”) and a majority of the Company’s wholly owned domestic subsidiaries, as well as one international subsidiary in Gibraltar (collectively with the Company, the “Debtors”), filed voluntary petitions under Chapter 11 of Title 11 of the U.S. Code in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”). The Debtors’ Chapter 11 cases (collectively, the “Chapter 11 Cases”) are being jointly administered under the caption In re Peabody Energy Corporation, et al., Case No. 16-42529.
As described below, on August 3, 2016, the Debtors filed a motion with the Bankruptcy Court seeking an order to approve certain incentive plans for the Company’s executive leadership team (the “ELT”) and a modification to the compensation program for the independent directors (the “Directors”) on the Company’s board of directors (such motion (Docket No. 0997), the “Motion”). The ELT is comprised of the Company’s six executive officers: Mr. Glenn L. Kellow, President and Chief Executive Officer; Mr. Charles F. Meintjes, President – Australia; Mr. Kemal Williamson, President – Americas; Ms. Amy B. Schwetz, Executive Vice President and Chief Financial Officer; Ms. A. Verona Dorch, Executive Vice President and Chief Legal Officer, Government Affairs and Corporate Secretary; and Mr. Bryan A. Galli, Group Executive Marketing & Trading. On August 17, 2016, the Bankruptcy Court approved the Motion and entered an order regarding the same on August 18, 2016.
Brief Background of Motion
On the Petition Date, one of the motions that the Debtors filed was the Wage & Benefit Motion (Docket No. 0018), which sought to allow the Debtors to continue to pay non-ELT employees’ prepetition and postpetition wages, health and welfare benefit and incentive programs, including the Non-Insider Long Term Incentive Plan (the “Non-Insider LTIP”) and the Non-Insider Short Term Incentive Plan (the “Non-Insider STIP”). The Debtors’ main reason for seeking approval of the Non-Insider LTIP and the Non-Insider STIP was to ensure that eligible non-insider employees are rewarded for their contributions to the Debtors’ operations. The Bankruptcy Court entered an order granting in part the Wage & Benefit Motion on April 14, 2016 (Docket No. 0109), which order granted the Debtors’ requests except for the Debtors’ request for authority to continue and perform under the Non-Insider LTIP. On May 17, 2016, the Bankruptcy Court granted final approval of the Wage & Benefit Motion as to the Non-Insider LTIP (Docket No. 0517).
In addition, to help keep operations stable and retain critical mid-level managers and other key non-insider employees, the Debtors also filed a motion with the Bankruptcy Court seeking authority to pay retention awards to these non-insiders under a key employee retention plan (the “KERP” and such motion (Docket No. 0632), the “KERP Motion”), which KERP Motion was approved on June 16, 2016 (Docket No. 0776).
The motions and orders regarding the Non-Insider LTIP, the Non-Insider STIP and the KERP are available at: www.kccllc.net/Peabody.
Motion Overview
The ELT is not eligible to participate in the Non-Insider STIP, the Non-Insider LTIP or the KERP. On August 3, 2016, the Debtors filed the Motion with the Bankruptcy Court seeking an order approving the key employee incentive plan (the “KEIP”) for the ELT and the 2016 and 2017 executive leadership short term incentive plans for the ELT (the “ELT-STIP,” and together with the KEIP, the “Incentive Plans”). The Debtors established these Incentive Plans to motivate the ELT to meet and exceed certain operational goals that will be critical for the Debtors’ restructuring and will enhance the value of the Debtors’ estates.
The Motion also sought approval of a modification of the Directors’ compensation. Prior to the Motion, the Directors were to receive (for 2016) $240,000 in compensation (plus applicable Chairman or committee chairperson retainers), consisting of a $110,000 annual cash retainer, $65,000 in deferred cash, and $65,000 in deferred stock units that vest monthly. The Motion sought to reduce this total compensation to a single $175,000 annual cash retainer (plus applicable Chairman or committee chairperson retainers) during the pendency of the Chapter 11 Cases and discontinue the deferred cash and deferred stock units.

A brief description of the Incentive Plans is below. The descriptions below and the changes to Director compensation described above are qualified in their entirety by reference to the Motion and related order, which are available at www.kccllc.net/Peabody.
Purpose of the Incentive Plans
The Incentive Plans are designed to incentivize the ELT to achieve rigorous performance goals that are critical to the interests of the Debtors and that will enhance the value of the Debtors’ estates for all stakeholders. Due to the rigor of the Incentive Plans’ goals, it is possible that ELT members may receive no payment at all under these Incentive Plans. Each ELT member’s target direct compensation is expected to decrease compared to his or her prepetition target compensation level even if target performance is achieved under the Incentive Plans (for the ELT as a whole, by approximately 26%).
Brief Summary of the ELT-STIP
The ELT-STIP is a modified version of the Non-Insider STIP, and the modifications generally increase the level of performance required to achieve the applicable financial metric to incentivize the ELT to produce superior results for the Debtors’ estates. There are two performance metrics under the ELT-STIP: (i) achievement of adjusted earnings before interest, taxes, depreciation, amortization and restructuring costs (“EBITDAR”) targets, which comprises 75% of the ELT’s target award opportunity; and (ii) achievement of certain safety improvement targets, which comprises 25% of the ELT’s target award opportunity.
The target awards for the members of the ELT under the ELT-STIP are as follows: Mr. Kellow, 110% of annual base salary; Mr. Meintjes, 80% of annual base salary; Mr. Williamson, 80% of annual base salary; Ms. Schwetz, 80% of annual base salary; Ms. Dorch, 80% of annual base salary; and Mr. Galli, 80% of annual base salary. Earned awards, if any, will be determined based on the Company’s performance, first for calendar year 2016, and then for calendar year 2017. In general, performance against the applicable goals will result in 100% payout for target performance, 150% payout for maximum performance, 40% payout for threshold performance, and 0% payout for performance below threshold levels. In addition, in order to receive an earned ELT-STIP award, if any, the ELT member must be employed with the Debtors on the payment date (which generally will be March 2017 for any payments in respect of calendar year 2016 or March 2018 for any payments in respect of calendar year 2017), except that if an ELT member is involuntarily terminated without cause, including due to death or disability, prior to a payment date, the ELT member would receive a prorated payment of any earned award determined based on the Company’s performance against the applicable performance metrics.
Brief Summary of the KEIP
The KEIP is a long-term incentive plan intended to incentivize the ELT to drive value for stakeholders during the Chapter 11 Cases, with the expectation that this performance will maximize value available to creditors and other stakeholders in the plan of reorganization. Accordingly, the KEIP is comprised of one performance period running from the Petition Date through the date that the Debtors emerge from the Chapter 11 Cases—the effective date of a plan of reorganization.
Awards, if any, under the KEIP will be determined based on the level of achievement in each of the following four performance metric categories: (i) Consolidated EBITDAR (Excluding Australia), which comprises 30% of the ELT’s target award opportunity; (ii) Australian EBITDAR, which comprises 10% of the ELT’s target award opportunity; (iii) Consolidated Cash Flow (Before Restructuring Costs), which comprises 40% of the ELT’s target award opportunity; and (iv) Environmental Reclamation, which comprises 20% of the ELT’s target award opportunity. The majority of the ELT’s target award opportunity is tied directly to financial metrics; however, the KEIP also incentivizes the ELT to focus on the Company’s commitment to reclaim mined land in an environmentally responsible manner by improving the ratio of disturbed land to reclaimed land.
The target awards for the members of the ELT under the KEIP are as follows: Mr. Kellow, 175% of annual base salary; Mr. Meintjes, 125% of annual base salary; Mr. Williamson, 125% of annual base salary; Ms. Schwetz, 150% of annual base salary; Ms. Dorch, 125% of annual base salary; and Mr. Galli, 100% of annual base salary. Performance against the applicable goals will result in payouts, weighted per the applicable metric category, as follows: (i) Australian

EBITDAR and Consolidated Cash Flow (Before Restructuring Costs) metrics will result in 100% payout for target performance, 150% payout for maximum performance, 50% payout for threshold performance, and 0% payout for performance below threshold levels; (ii) performance against the Consolidated EBITDAR (Excluding Australia) metric will result in 100% payout for target performance, 150% payout for maximum performance, 33% payout for threshold performance, and 0% payout for performance below threshold level; and (iii) performance against the Environmental Reclamation metric will result in 100% payout for target performance, 150% payout for maximum performance, 25% payout for threshold performance, and 0% payout for performance below threshold levels. To receive an earned KEIP award, if any, the ELT member must be employed with the Debtors up to and including the effective date of a plan of reorganization, except that if an ELT member is involuntarily terminated without cause, including due to death or disability, prior to such date, the ELT member would receive a prorated payment of any earned award determined based on the Company’s performance against the applicable performance metrics.

Item 8.01	Other Events.

Brief Background
As described below, on July 26, 2016, the Debtors filed three motions (collectively, the “Self-Bonding Stipulations”) with the Bankruptcy Court seeking approval of certain settlements entered into with the states of Wyoming, New Mexico and Indiana and their applicable regulatory agencies (together, the “States”) (Docket Nos. 0964, 0965, and 0966, respectively). The Self-Bonding Stipulations supply the relevant state authorities with additional financial assurance for the Debtors’ performance of its reclamation obligations by entitling them to (i) claims in the Chapter 11 Cases that have priority over any or all administrative expenses of the kind specified in section 503(b) of the Bankruptcy Code for the specified values set forth in the Stipulations (a “Bonding Superpriority Claim”) and (ii) in the case of Indiana, approximately $7.5 million in letters of credit (a “Bonding Facility Letter of Credit”) related to closed mining operations, together not to exceed the full amount of the $200 million bonding accommodation facility provided for in the Debtors’ $800 million debtor-in-possession financing facility (the “DIP Credit Agreement”). The effectiveness of the Self-Bonding Stipulations are subject to the approval of the Bankruptcy Court. The Bankruptcy Court approved each Self-Bonding Stipulation on August 17, 2016 and entered orders regarding the same on August 18, 2016.
As was previously disclosed, on May 18, 2016, the Bankruptcy Court approved the DIP Credit Agreement on a final basis (as may be further modified or amended, the “DIP Order”). Pursuant to the DIP Order, the Debtors obtained the consent of their prepetition senior lenders and postpetition lenders (collectively, the “Lenders”) to provide a carve out and/or Bonding Facility Letter of Credit in the maximum amount of $200 million, which is carved out from the Lenders’ collateral consistent with the DIP Order (the “Bonding Carve Out”). The purpose of this carve out is to provide a Bonding Facility Letter of Credit and/or Bonding Superpriority Claim to the states that make a demand for a surety bond, letter of credit or other financial assurance, pursuant to applicable state law (the “Bonding Requests”) as additional financial assurance supporting the Debtors’ self-bonded reclamation obligations.
In short, during the pendency of these Chapter 11 Cases, the Self-Bonding Stipulations provide each of the States with a portion of the Bonding Carve Out (in the form of a Bonding Facility Letter of Credit, not to exceed $50 million without lender consent under the terms of the DIP Credit Agreement, a Bonding Superpriority Claim or a combination of the two) that is equal to approximately 17.5% of the Debtors’ reclamation bond amount with that State in addition to resolving various disputes between and among the Debtors and the States regarding the Debtors’ compliance with each State’s applicable self-bonding regulations.
A brief description of the Self-Bonding Stipulations is below. The descriptions below are qualified in their entirety by reference to the Self-Bonding Stipulations and related orders, which are available at www.kccllc.net/Peabody.
Self-Bonding Stipulations

1.	Wyoming Settlement
As of the Petition Date, the Debtors had $726.8 million in self-bonding obligations for reclamation in connection with their Wyoming mining operations (the “Wyoming Reclamation Bond Amount”). The Wyoming Settlement resolves disputes between the debtors that are party to the Wyoming Settlement (the “Wyoming Mine Debtors”) and Wyoming and the Wyoming Department of Environmental Resources (the

“WDEQ”) over (a) the Wyoming Mine Debtors’ ability to qualify for self-bonding under Wyoming law during the pendency of the Chapter 11 Cases and (b) Wyoming’s ability to require the Wyoming Mine Debtors’ to post additional collateral or alternative bonds to satisfy the Debtors’ reclamation obligations in Wyoming. The Wyoming Settlement, among other things: (i) granted the WDEQ a Bonding Superpriority Claim in the amount of approximately $126.9 million against the debtors that are party to the Wyoming Settlement (the “Wyoming Mine Debtors”) in order to secure the Wyoming Mine Debtors’ reclamation obligations in Wyoming during the pendency of the Chapter 11 Cases; (ii) ensured that Wyoming would not seek additional collateral or otherwise affect the mining permits or licenses on account of the Wyoming Mine Debtors’ ability to comply with reclamation bonding obligations; (iii) required the Wyoming Mine Debtors to use their reasonable best efforts to reduce the Wyoming Reclamation Bond Amount by $20 million; (iv) obligated the Wyoming Mine Debtors to issue surety bonds in the amount of $794,400 to secure reclamation obligations of the Wyoming Mine Debtors related to one closed mining operation (Shoshone No. 1 Mine) in Wyoming; and (v) provided for quarterly reclamation activity status meetings between the WDEQ and the Wyoming Mine Debtors.

2.	New Mexico Settlement
As of the Petition Date, the Debtors had approximately $181 million in self-bonding obligations for reclamation in connection with their New Mexico mine operations (the “New Mexico Reclamation Bond Amount”). The New Mexico Settlement resolves disputes between the debtors that are party to the New Mexico Settlement (the “New Mexico Mine Debtors”) and New Mexico and the Mining and Minerals Division of the New Mexico Energy, Minerals and Natural Resources Department (the “New Mexico MMD”) over (a) the New Mexico Mine Debtors’ ability to qualify for self-bonding under New Mexico law during the pendency of the Chapter 11 Cases and (b) New Mexico’s ability to require the New Mexico Mine Debtors’ to post additional collateral or alternative bonds to satisfy the Debtors’ reclamation obligations in New Mexico. The New Mexico Settlement, among other things: (i) granted New Mexico a Bonding Superpriority Claim in the amount of approximately $31.6 million against the New Mexico Mine Debtors in order to secure the New Mexico Mine Debtors’ reclamation obligations in New Mexico during the pendency of the Chapter 11 Cases; (ii) ensured that New Mexico would not seek additional collateral or otherwise affect the mining permits or licenses on account of the New Mexico Mine Debtors’ ability to comply with New Mexico reclamation law; (iii) required the New Mexico Mine Debtors to use their reasonable best efforts to reduce the total amount of the New Mexico Reclamation Bond Amount by at least $5 million; and (iv) provided for quarterly reclamation activity status meetings between the New Mexico MMD and the New Mexico Mine Debtors.

3.	Indiana Settlement
As of the Petition Date, the Debtors had approximately $145.2 million in self-bonding obligations for reclamation in connection with their Indiana mine operations (the “Indiana Reclamation Bond Amount”).
The Indiana Settlement resolves disputes between debtors that are party to the Indiana Settlement (the “Indiana Mine Debtors”) and Indiana and the Indiana Department of Natural Resources (the “INDR”) over (a) the Indiana Mine Debtors’ ability to qualify for self-bonding under Indiana law during the pendency of these Chapter 11 Cases and (b) Indiana’s ability to require the Debtors to post additional collateral or alternative bonds to satisfy the Indiana Mine Debtors’ reclamation obligations in Indiana. The Indiana Settlement, among other things, provides that (i) in order to secure the Indiana Mine Debtors’ reclamation obligations in Indiana during the pendency of the Chapter 11 Cases, Indiana (a) will have a Bonding Superpriority Claim in the approximate amount of $17.9 million against the Indiana Mine Debtors and (b) the Indiana Mine Debtors will post a letters of credit in the amount of $7.44 million (consisting of Bonding Facility Letters of Credit) to secure the reclamation obligations related to certain of the Indiana Mine Debtors’ closed Indiana mining operations; (ii) Indiana will not seek additional collateral or otherwise affect the Indiana Mine Debtors’ mining permits on account of the Indiana Mine Debtors’ ability to comply with Indiana reclamation law; (iii) the Indiana Mine Debtors use their reasonable best efforts to reduce the total amount of the Indiana Reclamation Bond Amount by at least $10 million; and (iv) provided for quarterly reclamation activity status meetings between the IDNR and the Indiana Mine Debtors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

August 18, 2016	By:	/s/ A. Verona Dorch
Name: A. Verona Dorch Title: Chief Legal Officer